Exhibit 2.1

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK

x

:

In re	:

	:	Chapter 11 Case No.

:

MOTORS LIQUIDATION COMPANY, et al.,	:	09-50026 (REG)
f/k/a General Motors Corp., et al.	:

	:	(Jointly Administered)

Debtors.	:

x

ORDER APPROVING AMENDMENT TO

MOTORS LIQUIDATION COMPANY GUC TRUST AGREEMENT

Upon the motion, dated June 20, 2011 (the “Motion”) of Wilmington Trust Company, in its capacity as trust administrator and trustee (in such capacity, the “GUC Trust Administrator”) of the Motors Liquidation Company GUC Trust (the “Trust”) established under Article VI of the Debtors’ Second Amended Joint Chapter 11 Plan dated as of March 18, 2011 (as confirmed, the “Plan”), seeking entry of an Order, pursuant to Sections 1142(b) and 105(a) of the United States Bankruptcy Code, 11 U.S.C. § 101, et seq. (the “Bankruptcy Code”) approving the amendment of the Motors Liquidation Company GUC Trust Agreement (the “Trust Agreement”) substantially in the form attached to the Motion as Exhibit B (the “Amendment”); and any objections to the Motion having been settled, resolved, withdrawn or overruled; and this Court having determined that the relief requested in the Motion is in the best interests of the above-captioned post-effective date debtors’ (the “Debtors”) creditors and estates; and it further appearing that proper and adequate notice of the Motion has been given and that no other or further notice is necessary; and after due deliberation thereon, and good and sufficient cause appearing therefor:

FINDINGS OF FACT

IT IS HEREBY FOUND AND DETERMINED THAT:

A. The GUC Trust Administrator’s entry into the Amendment complies fully with Section 13.13 of the Trust Agreement and is consistent with both the purpose and intent of the Trust and the Plan.

B. The GUC Trust Administrator’s entry into the Amendment does not require any additional approvals or consents.

CONCLUSIONS OF LAW

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

ORDERED, that the relief requested in the Motion is granted in its entirety; and it is further

ORDERED, that the Amendment to the Trust Agreement, in substantially the form attached as Exhibit B to the Motion, is hereby approved, and the GUC Trust Administrator, FTI Consulting, Inc., as trust monitor, and the Debtors are each authorized and directed to execute the same; and it is further

ORDERED, that except as expressly modified hereby or by the Amendment, the Trust Agreement shall remain unmodified and in full force and effect; and it is further

ORDERED, that this Order shall be effective immediately upon entry; and it is further

ORDERED, that this Court shall retain jurisdiction of all matters and disputes arising in connection with or related to the interpretation or implementation of the Amendment.

Dated:	July 6, 2011
New York, New York

s/ Robert E. Gerber
UNITED STATES BANKRUPTCY JUDGE

EXHIBIT B

[Trust Agreement Amendment]

First Amendment to Trust Agreement

This amendment, dated as of June     , 2011 (the “Amendment”) to that certain Motors Liquidation Company GUC Trust Agreement, dated as of March 30, 2011 (the “Trust Agreement”), is executed by Wilmington Trust Company, as trust administrator and trustee (in such capacity, the “GUC Trust Administrator”) and the other undersigned parties, in accordance with Section 13.13 of the Trust Agreement. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan and Trust Agreement.

W I T N E S S E T H

WHEREAS, the Motors Liquidation Company GUC Trust (the “Trust”) was established for the sole purpose of liquidating and distributing its assets for the benefit of the holders of the Allowed General Unsecured Claims (whether allowed prior to, on, or after the Effective Date); and

WHEREAS, it is now necessary to amend the Trust Agreement to provide for distributions of GUC Trust Distributable Assets on account of Units which are issued and evidenced by appropriate notation on the books and records of the GUC Trust Administrator; and

WHEREAS, pursuant to Section 8.1(a) of the Trust Agreement, the GUC Trust Administrator has filed a motion with the Bankruptcy Court seeking, inter alia, approval of this Amendment; and

WHEREAS, this Amendment shall become effective upon a Final Order of the Bankruptcy Court and execution by the appropriate signatories to this Amendment;

NOW, THEREFORE, in accordance with Section 13.13 of the Trust Agreement and the Confirmation Order, the Trust Agreement is hereby amended as follows:

1.	The second sentence of Section 3.3(a) shall be deleted in its entirety and replaced with the following:

With respect to holders of Note Claims and Eurobond Claims, if the Units are freely negotiable and transferable pursuant to Section 3.6 of this Agreement, the GUC Trust shall issue such Units to holders of Note Claims and Eurobond Claims through the applicable Indenture Trustees and Fiscal and Paying Agents, who will in turn distribute the Units to such holders in accordance with the procedures of DTC and its participants. If the Units are not freely negotiable and transferable pursuant to Section 3.6 of this Agreement, the GUC Trust shall issue the Units, as entries on GUC Trust Administrator’s books and records in accordance with Section 3.5(a) hereof, to the applicable Indenture Trustees and Fiscal and Paying Agents for the benefit of holders of Note Claims and Eurobond Claims. Any New GM Securities distributed to the applicable Indenture Trustees and Fiscal and Paying Agents on account of such Units shall in turn be distributed by such Indenture Trustees and Fiscal and Paying Agents to the holders of Note

Claims and Eurobond Claims in accordance with the procedures of DTC and its participants. Notwithstanding the foregoing, a holder of Note Claims or Eurobond Claims who holds such Claims in certificated form shall not be treated as a holder of Note Claims or Eurobond Claims for purposes of this Section 3.3.

2.	“At such time as” in the second sentence of Section 3.4(a) shall be replaced with the following: “As soon as reasonably practicable after”.

3.	Section 3.5 shall be deleted in its entirety and replaced with the following:

3.5	Evidence of Units.

(a) Provided the Units are not freely negotiable or transferable pursuant to Section 3.6 of this Agreement, the Units shall be issued and evidenced by appropriate notation on the books and records of the GUC Trust Administrator. The Units shall not be certificated and shall not be transferable, assignable, pledged, or hypothecated in whole or in part, except by applicable laws of descent or distribution (in the case of a deceased individual GUC Trust Beneficiary); by operation of law; in accordance with applicable bankruptcy law; or as otherwise approved by the Bankruptcy Court. The GUC Trust Administrator shall not be required to recognize any equitable or other claims to such interest by the transferee thereof, and the named GUC Trust Beneficiary shall remain as such for all purposes hereunder.

(b) Provided the Units are freely negotiable and transferable pursuant to Section 3.6 of this Agreement:

(i) Except pursuant to sub-section 3.5(b)(ii) below, Units will be issued in global form (the “Global Unit Certificate”) only, registered in the name of DTC or its nominee (or the successor of either of them), and interests in the Global Unit Certificate will be held only through participants (including securities brokers and dealers, banks, trust companies, clearing corporations and other financial organizations) of DTC, as depositary. The Global Unit Certificate shall bear such legend as may be required by DTC. The aggregate number of Units issued hereunder may from time to time be increased by adjustments made on the records of the GUC Trust and a corresponding increase in the number of Units evidenced by such Global Unit Certificate (as shall be specified in the schedule included as part of the Global Unit Certificate or the issuance of further Global Unit Certificates in respect of such additional Units). Units will not be issued in definitive form, except in the limited circumstances described in Section 3.5(b)(ii) below. For so long as DTC serves as depositary for the Units, the GUC Trust Administrator may rely on the information and records of DTC to make distributions and send communications to the holders of Units and, in so doing, the GUC Trust Administrator shall be fully protected and incur no liability to any holder of Units, any transferee (or purported transferee) of Units, or any other person or entity.

(ii) If DTC is unwilling or unable to continue as a depositary for the Units, or if the GUC Trust Administrator with the approval of the GUC Trust Monitor otherwise determines to do so, the GUC Trust Administrator shall exchange the Units represented by Global Unit Certificate(s) for definitive certificates.

(c) Notwithstanding anything to the contrary in the Plan, the Confirmation Order or this Trust Agreement, the GUC Trust shall not issue any Units unless and until (i) the GUC Trust receives a favorable ruling from the Division of Corporation Finance of the SEC, in a form acceptable to the GUC Trust Administrator in its sole discretion, which provides that, among other matters, the Division of Corporation Finance of the SEC would not recommend enforcement action if such Units are not registered under Section 12(g) of the Securities Exchange Act of 1934, and (ii) in addition to such favorable ruling from the Division of Corporation Finance of the SEC, the Divisions of Investment Management and Trading and Markets of the SEC formally or informally communicate that they have no objection to the issuance of the Units and the establishment of the GUC Trust; provided, however, that in the case of each of clauses (i) and (ii) above; if, and only if the Units are not transferable except by operation of law, the GUC Trust Administrator may waive the requirement of such a ruling or “no objection” communication, as applicable, in its sole discretion.

4.

The second sentence of Section 3.6 shall be deleted in its entirety and replaced with the following: “To the extent transferability of the Units would not require the GUC Trust to register the Units under Section 12(g) of the Securities Exchange Act of 1934, as amended, and for so long as DTC continues to serve as depositary for the Units, the transferability of the Units shall also be subject to the requirements of DTC’s electronic book-entry system.”

5.

The second sentence of Section 5.6(b) shall be deleted in its entirety and replaced with the following: “Subject to the following sentence, no fractional shares of New GM Common Stock or fractional New GM Warrants shall be distributed by the GUC Trust hereunder to any holder of a Unit. In addition, if the Units are not freely negotiable or transferable pursuant to Section 3.6 of this Agreement, no cash payment in an amount less than $25 shall be made by the GUC Trust Administrator to any holder of a Unit.”

6.	In the third sentence of Section 6.2, the phrase “beneficial holders” shall be replaced with the phrase “Registered holders”.

7.

Section 6.7 shall be deleted in its entirety and replaced with the following: “Except for the first and last years of the GUC Trust, the fiscal year of the GUC Trust shall commence on April 1 and end on March 31 of the succeeding year. The first year of the GUC Trust shall commence on March 31, 2011 and end on March 31, 2012. For the last year of the GUC Trust, the fiscal year of the GUC Trust shall be such portion of the calendar year that the GUC Trust is in existence.”

Except as expressly amended hereby, the Trust Agreement shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be duly executed by their respective officers, representatives, or agents as of the date first above written.

MOTORS LIQUIDATION COMPANY

By:
Name:
Title:

MLC OF HARLEM, INC.

By:
Name:
Title:

MLCS, LLC

By:
Name:
Title:

MLCS DISTRIBUTION CORPORATION

By:
Name:
Title:

REMEDIATION AND LIABILITY MANAGEMENT COMPANY, INC.

By:
Name:
Title:

ENVIRONMENTAL CORPORATE REMEDIATION COMPANY, INC.

By:
Name:
Title:

WILMINGTON TRUST COMPANY, AS GUC TRUST ADMINISTRATOR AND TRUSTEE:

By:
Name:
Title:

FTI CONSULTING, INC., AS GUC TRUST MONITOR:

By:
Name:
Title:

EXHIBIT C

[Notice]

Motors Liquidation Company 401 South Old Woodward Avenue Suite 370 Birmingham, Michigan 48009 Attn: Thomas Morrow Telephone: (313) 486-4044 Telecopier: (313) 486-4259 E-mail: tmorrow@alixpartners.com	AlixPartners LLP 40 West 57th Street New York, New York 10019 Attn: Ted Stenger Telephone: (212) 490-2500 Telecopier: (212) 490-1344 E-mail: tstenger@alixpartners.com

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attn: Stephen Karotkin, Esq.

Joseph H. Smolinsky, Esq.

Telephone: (212) 310-8000

Telecopier: (212) 310-8007

E-mail: stephen.karotkin@weil.com

joseph.smolinsky@weil.com

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn: Thomas Moers Mayer, Esq.

Robert Schmidt, Esq.

Telephone: (212) 715-9100

Telecopier: (212) 715-8000

E-mail: tmayer@kramerlevin.com

rschmidt@kramerlevin.com

Caplin & Drysdale, Chartered

375 Park Avenue, 35th Floor

New York, New York 10152-3500

Attn: Elihu Inselbuch, Esq.

Rita C. Tobin, Esq.

Telephone: (212) 319-7125

Telecopier: (212) 644-6755

E-mail: ei@capdale.com

rct@capdale.com

Caplin & Drysdale, Chartered

One Thomas Circle, N.W., Suite 1100

Washington, DC 20005

Attn: Trevor W. Swett III, Esq.

Kevin C. Maclay, Esq.

Telephone: (202) 862-5000

Telecopier: (202) 429-3301

E-mail: tws@capdale.com

kcm@capdale.com

Stutzman, Bromberg, Esserman & Plifka,

A Professional Corporation

2323 Bryan Street, Suite 2200

Dallas, Texas 75201

Attn: Sander L. Esserman, Esq.

Robert T. Brousseau, Esq.

Telephone: (214) 969-4900

Telecopier: (214) 969-4999

E-mail: esserman@sbep-law.com

brousseau@sbep-law.com

United States Department of the Treasury

1500 Pennsylvania Avenue, NW

Washington, D.C. 20220

Attn: Chief Counsel, Office of Financial

Stability

Telecopier: (202) 927-9225

E-mail:

OFSChiefCounselNotices@do.treas.gov

Cadwalader, Wickersham & Taft LLP 1 World Financial Center New York, New York 10128 Attn: John J. Rapisardi, Esq. Telephone: (212) 504-6000 Telecopier: (212) 504-6666 E-mail: john.rapisardi@cwt.com	Cadwalader, Wickersham & Taft LLP 700 Sixth St. NW Washington, DC 20001 Attn: Douglas S. Mintz, Esq. Telephone: (202) 862-2200 Telecopier: (212) 504-6666 E-mail: douglas.mintz@cwt.com